Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

[LETTERHEAD OF DELOITTE ACCOUNTANTS B.V.]

Date
March 28, 2011

Subject
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Numbers: 333-74703, 333-81400, 333-84044, 333-127660, 333-128619, 333-128621, 333-140798, 333-145751, and 333-149577 on Form S-8, and Registration Statement Numbers: 333-162193, and 333-104778-01 on Form F-3 and in Registration Statement Number: 333-108304 on Form F-4 of our independent auditor's report dated March 28, 2011, relating to the consolidated financial statements of RBS Holdings N.V. and subsidiaries, as at December 31, 2010, 2009 and 2008 and for each of the three years in the period then ended, which expresses an unqualified opinion, appearing in the Annual Report on Form 20-F of RBS Holdings N.V for the year ended December 31, 2010.

/s/ Deloitte Accountants B.V.